 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
FIRST QUARTER 2013 RESULTS

May 9, 2013 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported net income of $32.4 million, or $0.27 per share, for the first quarter ended March 30, 2013. Net sales and results of operations for the first quarter as compared to the same period of the prior year are as follows:
For the first quarter of 2013, the Company reported net sales of $445.4 million, as compared to $387.1 million for the first quarter of 2012. The $58.3 million increase in sales is primarily attributable to higher finished product selling prices for proteins and bakery finished products. Higher raw material volumes in both the Rendering and Bakery Segments contributed to the increase and helped to offset the decrease in fat prices year over year.
Net income for the first quarter of 2013 increased to $32.4 million, or $0.27 per share, as compared to $28.6 million, or $0.24 per share, for the 2012 comparable period. The $3.8 million increase in net income for the first quarter resulted predominantly from higher finished product prices followed by higher raw material volumes in both Rendering and Bakery Segments. On a sequential basis, comparing fourth quarter of fiscal 2012 results with first quarter of fiscal 2013, finished fat prices improved and raw material volumes remained steady.
Darling International Chairman and Chief Executive Officer Randall Stuewe said, “We are off to a good start in 2013 driven by improving fat values along with strong protein demand especially from our value added poultry ingredients. Rendering raw material volumes remained steady relative to fourth quarter of 2012 with a much anticipated slowdown in the beef sector being offset by improved volumes in poultry, pork and used cooking oil. The Bakery Segment delivered solid results in the first quarter of 2013 as compared to first quarter 2012 with higher volumes and resilient finished product prices.”

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News Release May 9, 2013 Page 2

Darling International Inc. is the largest and only publicly traded provider of rendering and bakery residuals recycling solutions to the nation's food industry. The Company recycles beef, poultry and pork by-product streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and biodiesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants. For additional information, visit the Company's website at http://www.darlingii.com.
Darling International will host a conference call to discuss the Company's first quarter 2013 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, May 10, 2013. To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10028437. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company's website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through May 19, 2013, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10028437. The conference call will also be archived on the Company's website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets; potential changes in national and international regulations affecting the Company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant on a timely basis, or at all; risks relating to possible third party claims of intellectual property infringement; risks associated with the development of competitive sources for alternative renewable diesel or comparable fuels; challenges associated with the Company's ongoing enterprise resource planning system project; economic disruptions resulting from the European debt crisis; and continued or escalated conflict in the Middle East, North Korea or elsewhere, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

News Release May 9, 2012 Page 3

Darling International Inc.
Consolidated Operating Results
For the Periods Ended March 30, 2013 and March 31, 2012
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
			$ Change
	March 30,	March 31,	Favorable
	2013	2012	(Unfavorable)
Net sales	$445,422	$387,108	$58,314

Costs and expenses:
Cost of sales and operating expenses	$322,686	$276,469	(46,217)
Selling, general and administrative expenses	42,293	37,369	(4,924)
Depreciation and amortization	21,867	20,760	(1,107)
Total costs and expenses	386,846	334,598	(52,248)
Operating income	58,576	52,510	6,066

Other income/(expense):
Interest expense	(5,625)	(6,925)	1,300
Other, net	1,067	(608)	1,675
Total other income/(expense)	(4,558)	(7,533)	2,975

Equity in net loss of unconsolidated subsidiary	(1,195)	(236)	(959)

Income from operations before income taxes	52,823	44,741	8,082
Income taxes (expense)/benefit	(20,418)	(16,170)	(4,248)
Net income	$32,405	$28,571	$3,834

Basic income per share:	$0.27	$0.24	$0.03
Diluted income per share:	$0.27	$0.24	$0.03

For More Information, contact: Melissa A. Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: (972) 717-0300